Exhibit 22

AMCORE

FINANCIAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2005

To the Stockholders of AMCORE Financial, Inc.:

The Annual Meeting of Stockholders of AMCORE Financial, Inc., a Nevada corporation, will be held at Northern Illinois University, NIU—Rockford, 8500 East State Street, Rockford, Illinois on May 3, 2005, at 1:00 p.m., Central Standard Time, for the following purposes:

1.	To elect three directors;
2.	To ratify the appointment of KPMG LLP; an independent registered public accounting firm, as the Company’s independent auditors;
3.	To approve the AMCORE Financial, Inc. 2005 Stock Award and Incentive Plan, as set forth in Appendix A of the Proxy Statement appended to this notice; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 7, 2005 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy promptly. We are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

In accordance with proxy householding rules, only one copy of the Company’s Annual Report on Form 10-K (Annual Report) and Proxy Statement has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at a shared address. If you wish to receive a separate copy of the Annual Report and Proxy Statement now and/or in the future, you may write to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104 or call (815) 968-2241. Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker, provided they have determined to household proxy materials. The Company’s Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available on the Company’s Internet site at www.AMCORE.com.

For further information concerning individuals nominated as directors, the appointment of KPMG LLP as independent auditors, the AMCORE Financial, Inc. 2005 Stock Award and Incentive Plan, and the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

By order of the Board of Directors,

James S. Waddell

Secretary

March 14, 2005

Rockford, Illinois

AMCORE FINANCIAL, INC.

501 Seventh Street

Rockford, Illinois 61104

March 14, 2005

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (the “Company” or “AMCORE”), a Nevada corporation, to be held on May 3, 2005 at 1:00 P.M., Central Standard Time, at Northern Illinois University, NIU-Rockford, 8500 East State Street, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 7, 2005 are entitled to notice of, and to vote at, the meeting.

Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. In tabulating the vote, broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote, except that abstentions are not allowed for the election of directors.

The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 14, 2005.

ITEM 1—ELECTION OF DIRECTORS

In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the three nominees. Stockholders may not cumulate their votes. As of February 1, 2005, the Company had outstanding 24,801,000 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons as they shall designate.

The following sets forth the names, ages, principal occupations during the last five years and other information regarding the director nominees and those directors whose terms continue after the meeting.

There are three Class I directors to be elected at the 2005 Annual Meeting. Nominees for Class I directors whose terms will expire in 2008 are: John A. Halbrook, Frederick D. Hay and Steven S. Rogers.

Class I Directors

John A. Halbrook—Director since 1997

Mr. Halbrook, age 59, is Chairman of the Board and Chief Executive Officer of Woodward Governor Company (manufacturer of controls for various types of engines). He has been a board member of HNI Corporation (manufacturer of office furniture and fireplaces) since May 2004.

Frederick D. Hay—Director since 1997

Mr. Hay, age 60, retired as Senior Vice President—Operations of Snap-on Incorporated (manufacturer of tools) in February 2002.

Steven S. Rogers—Director since 2005

Mr. Rogers, age 47, is Professor of Finance and Management at the J.L. Kellogg Graduate School of Management at Northwestern University. He is a board member of SuperValu, Inc. (supermarket retailer and distributor) and S.C. Johnson & Son, Inc. (manufacturer of household cleaning, personal care and insecticide products) and has been a board member of Duquesne Light Holdings, Inc. (transmission and distribution of electricity) since January 2000.

Those directors whose terms do not expire this year are:

Class II Directors (terms expire 2006)

Kenneth E. Edge—Director since 2000

Mr. Edge, age 59, has been the Chairman of the Board of Directors since January 2003, and has been President and Chief Executive Officer of the Company since July 2002. He was President and Chief Operating Officer of the Company from May 2000 to July 2002 and was Executive Vice President and Chief Operating Officer of the Company until May 2000. He is Chairman of the Board, President and Chief Executive Officer of AMCORE Bank, N.A. and Chairman of the Board of AMCORE Investment Group, N.A. (AIG). He has been President and Chief Executive Officer of AIG since November 2003.

John W. Gleeson—Director since 2003

Mr. Gleeson, age 58, is the Senior Vice President and Treasurer of Walgreen Co. (retail drug stores). He has been a board member of The Talbots, Inc. (national specialty retailer and cataloger of apparel, shoes and accessories) since April 2004.

William R. McManaman—Director since 1997

Mr. McManaman, age 57, was the Senior Vice President and Chief Financial Officer of First Health Group Corporation (national managed care company serving the group health, workers’ compensation and state agency markets) from March 2004 until January 2005. He was previously the Executive Vice President and Chief Financial Officer of Aurora Foods, Inc. (manufacturer, marketer and distributor of both dry and frozen branded food products) from April 2002 until March 2004. Aurora Foods filed Chapter 11 bankruptcy on December 8, 2003, emerged from bankruptcy March 19, 2004 and merged that same day with Pinnacle Foods Corporation. He was Vice President—Finance and Chief Financial Officer of Dean Foods Company (processor and distributor of dairy products) until April 2000.

Jack D. Ward—Director since 1995

Mr. Ward, age 52, is an Attorney at Law and Partner with the law firm of Reno & Zahm LLP of Rockford, Illinois.

Class III Directors (terms expire 2007)

Paula A. Bauer—Director since 1999

Ms. Bauer, age 50, is the Vice President Supply Chain at RAYOVAC Corporation (global manufacturer and distributor of batteries, lighting products, shaving and personal care products).

Karen L. Branding—Director since 2000

Ms. Branding, age 44, has been Vice President of Busch Entertainment Corporation (an Anheuser-Busch Company) since October 2002. She was previously Chairman, President and Chief Executive Officer of Busch Creative Services (an Anheuser-Busch Company). She was a director of Vintage Mutual Funds, Inc. until March 2000.

Paul Donovan—Director since 1998

Mr. Donovan, age 57, was the Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation (diversified holding company providing energy and manufacturing services) until June 2003. At that time he became a special advisor to the Chairman of Wisconsin Energy Corporation pending his retirement from Wisconsin Energy Corporation in February 2004. He has been a director of CLARCOR, Inc. (diversified manufacturer) since March 2003, and a director of Woodward Governor Company (manufacturer of controls for various types of engines) since November 2000. Mr. Donovan was a director of Solutia, Inc. (manufacturer of specialty chemical products) from October 2001 to February 2004.

Gary L. Watson—Director since 1987

Mr. Watson, age 59, is the President of Newspaper Division, Gannett Co., Inc.

Information Concerning the Board of Directors and Its Committees

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board is in compliance with the requirement that the Board contain a majority of independent directors. This determination of independence was made by the entire board using the definitions of independence prescribed by the Securities and Exchange Commission (SEC) and by the National Association of Security Dealers (NASD). Each director on the Company’s Board was determined to be independent with the exception of Mr. Edge who is a Company employee. The Corporate Governance Guidelines provides that no more than two management executives may serve on the Board at the same time. The Guidelines also require the non-management directors of the Company to meet in executive session without management on a regularly scheduled basis.

The Board is in compliance with the requirement to have at least three Audit Committee members, all of whom must be independent. The members of the Audit Committee were determined to be independent under the Audit Committee independence requirements set forth by the SEC and the NASD. The independence requirements for Audit Committee members are more stringent than regular Board independence requirements. The full Board named William R. McManaman as the “Audit Committee Financial Expert” of the Audit Committee under the definition prescribed by the SEC.

The Charter of the Governance and Nominating Committee, Charter of the Audit Committee, Charter of the Compensation Committee, the Company’s Code of Ethics, Corporate Governance Guidelines and Whistle Blower Provisions are all available on the Company’s website at www.AMCORE.com/governance.

Committees of the Board of Directors:

The Company has an Executive Committee whose members are Messrs. Donovan, Edge, Halbrook, Hay and McManaman. The Executive Committee exercises certain powers of the Board in the management of the

Company that have been delegated to the Executive Committee by the Board. The Executive Committee did not meet during 2004.

The Company has an Audit Committee whose members are Ms. Bauer and Messrs. Gleeson, Halbrook, McManaman and Watson, each of whom is independent as defined in Rule 4200(a)(15) of the NASD’s listing standards. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. For more information on the responsibilities of the Audit Committee, please refer to the Audit Committee Charter attached as Appendix B to this Proxy Statement. The Audit Committee held seven meetings during 2004. A report of the Audit Committee is set forth later in this Proxy Statement.

The Audit Committee is also responsible for approving services provided by the independent auditors in accordance with the Audit and Non-Audit Services Policy. Proposed services may either (1) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management without consideration of specific case-by-case services by the Audit Committee or (2) require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the Company’s external auditor. For both types of pre-approval, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the Sarbanes-Oxley Act of 2002 and applicable SEC and PCAOB rules on auditor independence and whether the provision of such services by the auditor would impair the auditor’s independence. In addition to the rules of the SEC relating to auditor independence, the Audit Committee takes into consideration various other relevant factors.

The Company has an Investment Committee whose members are Messrs. Donovan, Edge, Gleeson, Halbrook and McManaman. The Investment Committee is appointed by the Board to 1) establish, review and administer the investment policies, strategies, and performance of the Company and its subsidiaries and 2) monitor compliance with such policies and strategies by the responsible employees of the Company and its subsidiaries. During 2004, the Investment Committee held four meetings.

The Company has a Compensation Committee whose members are Ms. Branding and Messrs. Donovan, Hay and Ward each of whom is independent. The Compensation Committee is appointed by the Board to 1) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans and 2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations. During 2004, the Compensation Committee held four meetings. A report of the Compensation Committee is set forth later in this Proxy Statement.

The Company has a Corporate Governance and Nominating Committee whose members are Ms. Bauer, Ms. Branding, and Messrs. Hay, Ward and Watson, each of whom is independent. Mr. Rogers was appointed to the Committee in November 2004. The functions of the Corporate Governance and Nominating Committee include the following: (1) identifying and recommending to the Board individuals qualified to serve as directors of the Company; (2) recommending to the Board directors to serve on committees of the Board; (3) advising the Board with respect to matters of Board composition and procedures, including compensation; (4) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (5) overseeing the annual evaluation of the Board and the Company’s management. The Corporate Governance and Nominating Committee met four times during 2004.

The Corporate Governance and Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.AMCORE.com/governance. A copy of the charter is also available in print to shareholders upon request, addressed to the Corporate Secretary at AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois, 61104.

As of December 31, 2004, the Company had no other committees of the Board.

The Board met five times during 2004. All directors attended at least 75% of the meetings of the Board and meetings held by all committees of the Board on which they served during the period for which they were directors in 2004. Nine directors were in attendance at the 2004 Annual Meeting of Shareholders. The Corporate Governance Guidelines adopted by the Board states that a director is expected to regularly attend meetings of the Board and committees on which such director sits. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting. All directors have complied with this requirement.

Compensation of the Board of Directors:

In order to more closely link directors’ pay to performance and to further align the Board’s interests with stockholders, a retainer is paid in AMCORE common stock. During 2004, each non-employee director earned an annual retainer of common stock valued at $10,000. Effective August 2004 and pro-rated for 2004, an annual cash retainer of $7,500 is paid to the Audit Committee Chairman for duties and responsibilities associated with that position. All non-employee directors earned a fee of $1,000 for each Board and committee meeting attended during 2004 with the exception of the committee chairman who received $3,000 for each committee meeting attended and chaired. Non-employee directors participating in specifically called telephonic committee meetings received $250 per meeting with the exception of the committee chairman who received $750 for each such meeting chaired. The Company also reimburses non-employee directors for all out-of-pocket travel expenses.

Non-employee directors may elect to defer meeting fees pursuant to the AMCORE Financial, Inc. Deferred Compensation Plan. Deferred amounts are credited to one of 11 measurement funds. Deferral amounts are credited to accounts in the name of each participating director on the Company’s books, are unsecured and are payable only in cash following termination of the director’s service to AMCORE. The value of these accounts will appreciate or depreciate based on market performance. The deferred amounts will be paid out of the general corporate assets.

In 2002, non-employee directors received an option to purchase 4,500 shares of AMCORE common stock under AMCORE’s 2001 Stock Option Plan for Non-employee Directors, as amended. Mr. Gleeson, a new director in 2003, received an option grant of 3,000 shares at the time of his election to the Board. Each option has an exercise price equal to the fair market value of the shares on the date the option is granted and is exercisable for seven years after the date of grant. Options vest over a three-year period on the anniversary of the grant date. Upon a change in control of AMCORE, disability or death, or if the director leaves the Board after completing a full three-year term, these options become immediately exercisable. The exercise price of an option may, at the non-employee director’s election, be paid in cash or with previously owned shares of common stock or a combination thereof.

Messrs. Milton R. Brown, Robert A. Doyle, Lawrence E. Gloyd and Dr. Robert A. Henry, as Director Emeriti, each receive a lifetime retainer of $10,000 per year. Non-employee directors who joined the Board prior to 1997 and have 10 years service at the time of retirement are eligible to receive a lifetime retainer. Non-employee directors not eligible for a lifetime retainer receive 650 shares of restricted common stock. These restricted shares begin vesting in year five after issuance and vest 20% each year until fully vested in year nine.

Director Nomination Process:

The Corporate Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance and Nominating Committee also seeks to have the Board represent a diversity of backgrounds, experience, gender and race.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company. The Corporate Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates for which the firm is compensated. This method was used for the last several director searches, including the most recent that brought a professor of finance and management from Northwestern University to the AMCORE Financial, Inc. Board. As described below, the Committee will also consider candidates recommended by shareholders.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance and Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information: (1) the name of the nominating shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and (2) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Corporate Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 501 Seventh Street, Rockford, Illinois 61104 and must be received by the Corporate Secretary not less than 50 days nor more than 75 days prior to the annual meeting of shareholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board including, without limitation, the Chairman of the Corporate Governance and Nominating Committee, Frederick Hay, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary”

at 501 Seventh Street, Rockford, Illinois 61104. To communicate with any of our directors electronically, shareholders should go to our corporate website at www.AMCORE.com/governance and click on “Communicating with our Board” for an on-line form that may be used to send an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Security Ownership of Directors and Officers

The following tabulation sets forth the number of shares of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board, by each named executive officer employed by the Company, and by all directors and officers as a group as of February 1, 2005 and the percentage that these shares bear to the total common stock outstanding on that date.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1)		Percent of Class
Paula A. Bauer	9,852	(2)(3)	*
Karen L. Branding	11,244	(2)(3)	*
Paul Donovan	8,997	(2)(3)	*
Kenneth E. Edge	229,813	(2)(3)(4)(5)	0.93%
John W. Gleeson	3,405	(2)(3)	*
John A. Halbrook	15,891	(2)(3)	*
Frederick D. Hay	14,372	(2)(3)	*
John R. Hecht	144,324	(2)(3)(4)(6)	0.58%
Bruce W. Lammers	86,329	(2)(3)(4)(7)	*
Joseph B. McGougan	98,930	(2)(3)(4)(6)	*
William R. McManaman	20,295	(2)(3)	*
Steven S. Rogers	—		*
James S. Waddell	196,750	(2)(3)(4)(5)	0.79%
Jack D. Ward	23,103	(2)(3)	*
Gary L. Watson	30,935	(2)(3)(7)	*

All executive officers and directors (17 persons)	944,102	(2)(3)(4)(5)(6)(7)	3.81%

* The amount shown is less than ½% of the outstanding shares of such class.

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

(2)	Includes shares of restricted stock granted by the Company as follows: Ms. Bauer—1,079 shares, Ms. Branding—1,564 shares, Messrs. Donovan—1,379 shares, Edge—2,627 shares, Gleeson—1,486 shares, Halbrook—1,508 shares, Hay—1,458 shares, Hecht—2,189 shares, Lammers—1,095 shares, McGougan—1,095 shares, McManaman—1,486 shares, Waddell—2,189 shares, Ward—1,036 shares, Watson—1,053 shares and all executive officers and directors—21,244 shares.

(3)

Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Ms. Bauer—5,250 shares, Ms. Branding—5,250 shares, Messrs. Donovan—6,750 shares, Edge—177,443 shares, Gleeson—1,500 shares, Halbrook—9,500 shares, Hay—7,250 shares,

Hecht—112,782 shares, Lammers—72,531 shares, McGougan—74,425 shares, McManaman—8,750 shares, Waddell—127,579 shares, Ward—11,750 shares, Watson—11,750 shares and all executive officers and directors—669,885 shares.

(4)	Includes shares held in trust with power to vote but without investment authority as follows: Messrs. Edge—16,374 shares, Hecht—12,306 shares, Lammers—3,702 shares, McGougan—8,517 shares, Waddell—9,493 shares and all executive officers and directors—59,305 shares.

(5)	Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Messrs. Edge—32,777 shares, Waddell—4,500 shares and all executive officers and directors—37,277 shares.

(6)	Includes shares held individually by certain family members of the directors and officers as follows: Messrs. Hecht—16,634 shares, McGougan—11,641 shares and all executive officers and directors—29,275 shares.

(7)	Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Messrs. Lammers—2,000 shares, Watson—703 shares and all executive officers and directors—3,103 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s officers, directors and holders of more than five percent of the Company’s common stock are required to file reports of their trading in equity securities of the Company with the SEC, the Company and the NASDAQ Stock Market. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 3, 4 or 5 were required for those persons, the Company believes that during 2004 its officers, directors and more than five percent stockholders filed the reports required by Section 16 on a timely basis.

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership of the Company’s common stock with respect to all persons/owners, other than those listed above, known to the Company as of February 1, 2005 to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Interest (1)		Percent of Class
Wellington Management Company, LLP	2,455,989	(2)	9.90%
75 State Street, Boston, MA 02109

AMCORE Investment Group, N.A.	1,723,107	(3)(4)	6.95%
501 Seventh Street, Rockford, IL 61104

(1)	The information contained in this column is based upon information furnished to the Company by the persons/owners named above or obtained from records of the Company.

(2)	Includes 2,455,989 shares held by nominees acting on behalf of Wellington Trust Company, NA. The nature of beneficial ownership for the shares shown in this column is as follows: shared voting power—2,093,199, no voting power—362,790 shares and shared investment power—2,455,989 based on December 31, 2004 information obtained from SEC Schedule 13G filing by Wellington Trust Company, NA.

(3)

Includes 1,723,107 shares held by nominees acting on behalf of AMCORE Investment Group, N.A. Excludes 946,640 shares held as trustee of various trusts over which AMCORE Investment Group, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power—1,501,687 shares, shared voting power—no shares, no voting power—221,420 shares, sole investment power—1,316,168 shares, shared investment power—388,124 shares and no investment power—18,815 shares.

(4)	Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Investment Group, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues that are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor. If no direction is received, the shares are not voted.

Summary Executive Compensation Table

The following tables set forth certain information regarding the compensation earned by the Company’s Chief Executive Officer and four additional highest compensated executive officers (collectively, the “named executive officers”) based on salary and short-term incentive bonus earned during the year ended December 31, 2004:

Name and Principal Position	Annual Compensation				Long-Term Compensation			All Other Compensation (6)
					Awards		Payouts
	Year	Salary (1)	Bonus (1)(2)	Other Annual Compensation (3)	Restricted Stock Awards (4)	Securities Underlying Options (#)	LTIP Payouts (5)
Kenneth E. Edge	2004	$450,000	$362,520	$5,471	$—	17,279	$1,023,356	$147,554
Chairman of the Board,	2003	412,000	372,448	3,967	—	62,845	—	165,917
President & Chief Executive Officer	2002	365,885	260,000	2,503	—	80,677	—	112,784

Bruce W. Lammers	2004	285,000	143,498	4	—	6,030	284,334	56,222
Executive Vice President	2003	257,500	145,488	42	—	—	—	43,602
& Chief Operating Officer	2002	239,981	96,000	1,080	—	52,155	—	47,749

John R. Hecht	2004	260,000	104,728	3,118	—	—	354,775	73,401
Executive Vice President	2003	250,000	113,000	2,477	—	7,213	—	42,563
& Chief Financial Officer	2002	240,000	96,000	2,636	—	39,116	—	54,126

James S. Waddell	2004	255,000	102,714	4,261	—	—	354,775	82,262
Executive Vice President &	2003	245,000	110,740	3,369	—	12,405	—	83,847
Chief Administrative Officer	2002	239,981	96,000	4,906	—	47,877	—	67,998

Joseph B. McGougan	2004	215,000	86,602	1,999	—	7,645	284,334	43,420
Executive Vice President	2003	196,000	88,592	124	—	5,664	—	33,584
	2002	186,250	66,500	2,430	—	36,000	—	35,900

(1)	Compensation deferred pursuant to the Company’s deferred compensation plan is included in Salary and Bonus totals.
(2)	Reflects short-term incentive bonus and other bonuses earned during the current year.
(3)	These amounts represent reimbursements during the year for taxes.
(4)	Restricted stock award values are reported in the year of grant. As of December 31, 2004, previously issued aggregate restricted stock holdings based on the closing stock price at year end were as follows: Edge—2,627 shares totaling $84,537, Lammers—1,095 shares totaling $35,237, Hecht—2,189 shares totaling $70,442, Waddell—2,189 shares totaling $70,442 and McGougan—1,095 shares totaling $35,237. In addition, restricted stock for which the restriction was released during 2004 were as follows: Edge—3,005 shares, Lammers—2,504 shares, Hecht—2,504 shares, Waddell—2,504 shares and McGougan—1,252 shares.
(5)	A portion of the LTIP payout earned by Mr. Edge will be deferred as provided by the terms of the Long Term Incentive Plan and will be paid out in several payments during the 16 month period ending April 30, 2006.
(6)	Amounts shown for 2004 consist of the following:

	Imputed income life insurance	Above market earnings on deferred compensation	AMCORE Financial Security Plan	Company’s contributions to deferred compensation and retirement plans	Total Other Compensation
Kenneth E. Edge	$1,778	$10,937	$14,350	$120,489	$147,554
Bruce W. Lammers	900	—	14,350	40,972	56,222
John R. Hecht	838	15,399	14,350	42,814	73,401
James S. Waddell	2,175	24,157	14,350	41,580	82,262
Joseph B. McGougan	456	14,718	8,830	19,416	43,420

Option Grants in Last Fiscal Year

The following table provides information related to option activity to the named executive officers during 2004.

	Individual Grants (1)				Potential Net Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
Reload Options (3)
Kenneth E. Edge	17,279	N/A	$29.000	08/13/09	$138,442	$305,921
Bruce W. Lammers	6,030	N/A	31.735	05/20/08	41,240	88,811
Joseph B. McGougan	7,645	N/A	28.940	05/09/10	75,245	170,705

(1)	Reflects options granted during 2004 to acquire shares of common stock pursuant to the 2000 Stock Incentive Plan.

(2)	Values are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions and the option holder’s continued employment. Pursuant to the terms of the 2000 Stock Incentive Plan, the optionee has three years after retiring from the Company during which to exercise vested options.

(3)	Reload options, when granted, have an exercise price equal to the fair market value of the Common Stock on the date of the exercise of the option that created the reload. Reload options become exercisable immediately and remain exercisable until the expiration date of the original grant unless the optionee ceases to be an employee of the Company or its subsidiaries. The option exercise price may be paid in cash, shares of Common Stock having a fair market value equal to the exercise price, stock withholding or any combination of the above.

Option Exercises in Last Fiscal Year and Year-End Holdings

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of December 31, 2004.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year End (1)		Value of Unexercised In-the-Money Options at Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth E. Edge	20,000	$111,870	162,350	68,084	$1,430,934	$621,740
Bruce W. Lammers	7,000	43,645	63,750	21,635	572,191	206,421
John R. Hecht	5,921	34,638	106,196	17,289	1,099,257	167,898
James S. Waddell	10,401	63,888	120,993	17,289	1,266,100	167,898
Joseph B. McGougan	13,462	127,362	69,374	15,750	605,203	150,714

(1)	Options granted to acquire shares of common stock pursuant to various stock incentive plans.

(2)	The amounts shown reflect the value of unexercised options calculated by determining the difference between the fair market value of the Company’s common stock on the last day of the year ($32.46) and the applicable exercise price of such options.

Employment Agreements / Change in Control Agreements

The Company has entered into individual Transitional Compensation Agreements with executive officers, including Messrs. Edge, Hecht, Lammers and Waddell. If, during the three-year period following a change of control of the Company (as defined in the agreements), the executive officer’s employment is ended through (1)

termination by the Company without cause (as defined in the agreements) or (2) termination by the executive officer for good reason (as defined in the agreements) based upon a breach of the agreement by the Company or a significant adverse change in the executive officer’s responsibilities, compensation or benefits, then a termination payment will be made to the executive. The agreements provide that such payment will equal three times the sum of the executive’s then-current annual salary and annual bonus. In addition, the agreements provide that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. Additional provisions provide for the continuation, for three years after termination, of welfare and other benefits to the executive and his family unless termination is for cause. Upon a change of control of the Company, the executive is entitled to a lump sum cash payment equivalent to the present value of the projected benefits under certain supplemental retirement plans. These executives are each subject to a non-compete agreement that continues in existence while each executive is serving as an executive officer of the Company and for one year following the termination of such executive’s employment with the Company, any successor thereto, and its or their subsidiaries.

The Company also entered into Transitional Compensation Agreements with Mr. McGougan and one other executive officer. These agreements provide that if such executive’s employment is terminated within three years after a change in control of the Company either (i) by the Company other than for cause or other than as a consequence of disability or retirement (all as defined in such agreement) or (ii) by such executive for reasons relating to a significant adverse change in responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive: (a) lump sum payment equal to three times the sum of the executive’s then-current annual salary and recent average annual bonus; (b) life, disability, accident and health insurance as provided in the Company’s insurance programs for a period of 36 months after termination of employment; and (c) certain perquisites and outplacement services. In addition, the agreement provides that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. The executive is subject to a non-compete agreement that continues in existence while serving as an executive officer of the Company and for one year following the termination of such executive’s employment with the Company, any successor thereto, and its or their subsidiaries.

The Company also entered into a Transitional Compensation Agreement with one other executive officer. The agreement provides that if such executive’s employment is terminated within three years after a change in control of the Company either (i) by the Company other than for cause or other than as a consequence of disability or retirement (all as defined in such agreement) or (ii) by such executive for reasons relating to a significant adverse change in responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive: (a) lump sum payment equal to the executive’s monthly salary in effect at the date of termination for a period of time determined pursuant to each agreement based upon the executive’s salary, years of service and age at the time of termination, and a pro-rata portion of the executive’s annual bonus; (b) life, disability, accident and health insurance as provided in the Company’s insurance programs for a period of 24 months after termination of employment; and (c) certain perquisites and outplacement services. The agreement provides for a commensurate reduction in the amount of cash payments to be made to each executive under the agreement in the event that the payments fail to be deductible by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended.

On August 10, 1998, the Company entered into Executive Insurance Agreements with Messrs. Edge, Hecht and Waddell. The Company purchased split-dollar and/or company owned life insurance policies to provide an informal funding mechanism for the benefits related to the Supplemental Executive Retirement Plan (as defined herein). The Company may terminate any such agreement and receive its interest in the life insurance policy under certain conditions, including termination of employment (other than due to death, disability or retirement, unless such terminated employee becomes affiliated with a competitor following any such termination due to disability or retirement), provided the Company may not terminate any of the agreements if such termination of employment or affiliation occurs after a change in control of the Company.

The Company has also adopted a non-qualified, unfunded supplemental pension program for Messrs. Edge, Hecht and Waddell (the “Supplemental Executive Retirement Plan” (SERP)), which provides retirement benefits in excess of the maximum benefit accruals for qualified plans which are permitted under the Internal Revenue Code of 1986. The benefits under the SERP are provided by the Company on a non-contributory basis. The Company has not formally funded these supplemental retirement benefits other than accruing a liability in the amount of the actuarially determined present value of the retirement benefits.

A participant’s annual retirement benefits payable under the SERP are based upon three percent of such participant’s final base salary times number of years of service and shall not exceed 70% of a participant’s final base salary and shall be no less than 45% of a participant’s final base salary. The benefits payable shall be reduced by any other AMCORE provided benefits and also reduced by 50% of applicable Social Security benefits. The benefits shall be payable in the form of installment payments for the remainder of the participant’s life, but in no event less than ten years, with payments continuing to the participant’s designated beneficiary for only remaining years in such ten-year period in the event of the participant’s death after payments have commenced but prior to the expiration of the ten-year period.

The Company provides a deferred compensation plan (the “AMCORE Financial, Inc. Deferred Compensation Plan”) for senior officers. This plan provides the opportunity to defer salary and bonuses and provides for supplemental contributions intended to maintain certain levels of retirement benefits and maximize the effectiveness and flexibility of compensation arrangements for participants in the AMCORE Financial Security Plan (Security Plan). This is accomplished by crediting each participating officer with contributions that would be made to the Security Plan, but for certain limitations imposed by the Internal Revenue Code of 1986.

In August 1997, the Company reaffirmed a Transitional Compensation Policy (the “Policy”) to provide severance pay for substantially all of the Company’s employees whose employment is terminated within one year following a change in control (as defined in the Policy). The Policy provides for semi-monthly payments, depending on employment status, equal to such employee’s current weekly or monthly salary for a period of time determined pursuant to the Policy based upon his or her salary, years of service and age.

Compensation Committee Interlocks and Insider Participation

There were no known Compensation Committee interlocks as of the date of this Proxy Statement.

Report of the Compensation Committee

The Compensation Committee is responsible for making decisions regarding compensation for the executives of AMCORE Financial, Inc. and its principal subsidiaries. All Committee members are independent, non-employee directors. We seek to provide a competitive, performance-based executive compensation program that enables AMCORE to attract and retain key individuals and to motivate them to achieve AMCORE’s short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, AMCORE’s compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of AMCORE’s stockholders and customers.

The primary elements of AMCORE’s executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. For AMCORE executives, all elements of compensation are generally targeted at the 50th percentile of general industry practices—that is, we target compensation at the median levels paid for similar positions at similarly sized companies.

In order to determine competitive compensation practices, we rely upon proxy data and compensation surveys provided to us by Pearl Meyer & Partners, an independent compensation consultant. We principally rely upon compensation practices of similarly sized companies in the banking industry.

Specific values of 2004 compensation for the Chief Executive Officer and the four other most highly compensated executive officers are shown in the Summary Executive Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary

The Compensation Committee, working with the consulting firm, determines a range for the executive officers’ base salaries in order to be competitive and consistent with amounts paid to executives performing similar functions in comparable companies. The amount of each executive’s base salary is set within the range based upon performance of the Company, performance of particular business units, the personal performance of such executive officers, target market median levels and other factors as the Compensation Committee and the Board deem appropriate. These determinations are not made in a formulaic way, but reflect subjective assessments by the Compensation Committee and the Board.

Short-Term Incentive

Annual incentive amounts are payable contingent upon the attainment of financial targets compared to planned performance, and, where appropriate, attainment of earnings goals of the business unit(s) for which the executive has responsibility.

For 2004, certain aspects of the short-term incentive were amended to create a closer alignment with the Company’s strategic plan and financial plan, and to create a simpler plan design. Financial targets were defined in the AMCORE Value Scorecard, which evaluates performance based on core diluted earnings per share, core revenue, new branch profitability and new branch revenue. The Company extensively analyzed the basis for identifying those financial targets as the most appropriate given the Company’s strategic plan and where it stands in its business cycle. The analysis included the Company’s long-term growth objectives, financial position as compared to its peers, industry economic conditions, and creation of value for shareholders. For 2004, the Company met its performance objectives in the aggregate, and therefore the total short-term incentive payouts to the executive officers were 100.7% of the target incentive levels established under the plan, or about 50% of the maximum incentive opportunity.

Long-Term Incentive

Long-term incentives are provided to reward executives for achieving long-term strategic goals and to provide a balance against overemphasis on short-term results. In addition, through stock ownership, executives’ long-term incentives are tied to shareholder value. For these reasons, the Company adopted a long-term incentive program in 2002 that created a stronger alignment with the Company’s long-term strategic plan and shareholder value creation. The program is simple and straightforward, allowing officers to easily track progress.

The performance period of the 2002 long-term incentive program expired in 2004. Each participant had the opportunity to earn share units based on the Company’s performance throughout the performance period. The Company’s performance was defined each year under the AMCORE Value Scorecard. Share units earned were settled in cash. The Company also adopted a supplemental incentive plan that provides a consistent focus for key managers that influence business lines. A participant has an opportunity to earn shares of Company common stock based on the Company’s performance throughout the three-year performance period. The plan provides a form of retention incentive for these key managers and compensation opportunities that are competitive within the industry. A manager participating in this plan cannot participate in the long-term incentive plan described above and vice versa. The performance period of this supplemental incentive plan expired in 2004. Specific values for payouts under the long-term incentive program and the supplemental incentive plan made to the Chief Executive Officer and the four other most highly compensated executive officers are shown in the Summary Executive Compensation Table.

In 2002, the Company changed the terms of the stock option grants so that the options are more closely aligned with the company’s long-term strategic plan, corporate governance standards, and shareholder value creation by reducing the term to seven years, thereby setting a more reasonable time horizon for creating shareholder value. Also, the 2002 option grants to key executive officers represent a component of compensation for the years 2002, 2003 and 2004 and the Committee therefore has not made any additional grants since 2002. Note that some grants intended to be granted in 2002 were not granted until 2003 due to the lack of available shares for the 2002 grant. The grant is aligned with the Company’s 2002 to 2004 strategic plan and is simple for the officers to track. On an annualized basis, the stock option grant targets for AMCORE’s named executives have an approximate present value of 70% to 85% of base salary, which is based on median marketplace benchmarks. This estimate was derived using the Black-Scholes valuation methodology. This enhanced earnings opportunity reflects AMCORE’s shift toward creating a longer-term value.

Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the deduction that the Company may claim in any tax year with respect to compensation paid to the Chief Executive Officer and certain other senior executive officers. Certain types of performance-based compensation are exempted from this $1.0 million limit. Performance-based compensation can include income from stock options, certain restricted stock and certain formula driven compensation that meets the requirements of the Internal Revenue Code. This year, the Company is asking shareholders to approve the AMCORE Financial, Inc. Stock Award and Incentive Plan, under which certain payments may be eligible for the performance-based exemption under Section 162(m). However, while the Compensation Committee endeavors to ensure that the Company will be able to deduct the compensation it pays, the Compensation Committee reserves the authority to authorize payments that may not be deductible if it believes that such payments are in the best interests of the Company and its stockholders.

Chief Executive Officer Compensation

The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the committee’s principal responsibilities.

In reviewing the performance of Mr. Edge, AMCORE’s Chief Executive Officer, all independent Directors were asked to evaluate the CEO’s performance. The Compensation Committee Chair facilitated a meeting of the non-employee Directors to discuss the evaluations and gain consensus. The Chair of the Compensation Committee, along with the Chair of the Governance and Nominating Committee met with Mr. Edge to discuss his performance, and the committee factored the results into the compensation determinations.

Mr. Edge’s base salary in 2004 was $450,000, which was in the second quartile of the competitive market. Mr. Edge’s short-term incentive bonus was tied to the same factors described for other senior management resulting in a payout of 100.7% of the target incentive opportunity. This resulted in a payout of $362,520, for a combined total cash compensation of $812,520. During 2003, Mr. Edge earned a base salary of $412,000 and short-term incentive bonus of $372,448 for a total of $784,448.

The Compensation Committee believes that the executive management of the Company will receive appropriate rewards under the foregoing compensation incentive programs, but only upon achievement of performance goals established for the executives and the Company.

Paul Donovan, Chairman

Karen L. Branding

Frederick D. Hay

Jack D. Ward

Report of the Audit Committee

The Board of Directors has a written Audit Committee Charter (see Appendix B to this Proxy Statement) and an Audit and Non-Audit Services Policy (the “Services Policy”). For more information about the Services Policy and the pre-approval of audit and non-audit services, please see the discussion of the Audit Committee’s responsibilities under Information Concerning the Board of Directors and Its Committees—Committees of the Board of Directors. The requirements of the Audit Committee Charter have been met. The Audit Committee has designated Director William R. McManaman as Audit Committee Financial Expert.

The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with management and the Company’s independent auditors (KPMG LLP), including “critical” accounting policies and practices. The Audit Committee has received and discussed a report from KPMG LLP containing the matters required for discussion by Statement on Auditing Standards No. 61. The Audit Committee has also reviewed a report and discussed with KPMG LLP its independence as required by Independence Standard No. 1, as amended, by the Independence Standards Board.

Management is responsible for the Company’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing reviews or procedures. We are not employees of the Company and we are not professionally engaged in the practice of auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

Based upon the foregoing reviews and discussions with management and the independent auditors, the Audit Committee has recommended to the Board that the Company’s audited consolidated financial statements and the independent auditors’ report thereon, dated March 2, 2005, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

John A. Halbrook, Chairman

Paula A. Bauer

John W. Gleeson

William R. McManaman

Gary L. Watson

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by KPMG LLP during those periods:

	2004	2003
Audit Fees (1)	$442,467	$301,200
Audit-related Fees (2)	41,800	73,070
Tax Fees (3)	18,000	1,250
All Other Fees (4)	—	—

Total (5)	$502,267	$375,520

(1)	Audit fees consisted of fees for professional services performed by KPMG LLP for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, audit of internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted of fees for assurance and related services performed by KPMG LLP. This includes employee benefit plan audits, audits in connection with internal control reviews and attest services that are not required by statute or regulation, and consulting on financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning.

(4)	All other fees include fees for services not included in the other three categories.

(5)	The Audit committee pre-approved 100% of the services for both 2004 and 2003. For further information, see discussion of the Audit Committee’s pre-approval policies and procedures contained in “Committees of the Board of Directors.”

Equity Compensation Plan Information

The following table sets forth information as of the end of the Company’s 2004 fiscal year with respect to all incentive/option plans under which equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)(3)	1,763,929	$23.36	1,051,776
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,763,929	$23.36	1,051,776

(1)	Does not include individual options to purchase 27,461 shares as of December 31, 2004, with a weighted average exercise price of $10.34 that were assumed by the Company in acquisitions. Includes options that have not vested and, therefore, are not currently exercisable. See Note 13—Stock Incentive Plans—of the Notes to Consolidated Financial Statements in the Company’s report on Form 10-K for additional information on vesting schedules. For purposes of determining diluted shares for earnings per share calculations, only options which are “in-the-money” are included in the calculation. See Note 17—Earnings Per Share—of the Notes to Consolidated Financial Statements in the Company’s report on Form 10-K for additional information.

(2)	The AMCORE Financial, Inc. 2000 Stock Incentive Plan (Plan) provides for the grant of stock options, reload options, stock appreciation rights, performance units, restricted stock awards and stock bonus awards to key employees. The Plan contains an “evergreen” provision that allows 2.5% of total outstanding shares be reserved for issuance under the Plan as of the effective date and 1.5% of total outstanding shares in each subsequent plan year not to exceed 425,000 shares in any one year, plus shares reserved for issuance but unissued in a prior plan year during the term of the Plan provided that the total shares available for issuance under the Plan and other similar plans does not exceed twelve percent of the total outstanding shares at the beginning of the plan year.

(3)	The Restricted Stock Plan for Non-Employee Directors only provides for the issuance of restricted shares. The remaining shares available for grant under this plan that are included in the totals above is 181,959.

COMPANY PERFORMANCE

The following graph compares the cumulative total shareholder return on the common stock of the Company for the last five years with the cumulative total returns on the NASDAQ Stock Market Index and a selected peer group index. Cumulative total returns have been measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.

The peer group of eleven banks with similar revenue characteristics, including income from fiduciary activities, and located in one of the ten North Central states consists of the following:

1st Source Corporation (SRCE), AmeriServ Financial, Inc (ASRV), Chemical Financial Corp. (CHFC), Citizens Banking Corporation (CBCF), First Financial Bancorp (FFBC), First Midwest Bancorp (FMBI), Firstmerit Corp. (FMER), Fulton Financial Corp (FULT), Old National Bancorp (ONB), Park National Corp. (PRK), Susquehanna Bancshares, Inc. (SUSQ).

The peer group decreased from thirteen banks in the previous year to eleven banks in the current year because two companies were either purchased or merged with another company and no longer exist under the previously used ticker symbols.

Comparison of the yearly percentage change in the cumulative shareholder return with this peer group was determined to be representative due primarily to similar revenue profiles and geographic markets and the use of this peer group for evaluating financial performance for incentive purposes.

Comparison of Five Year Cumulative Total Return

(AMCORE Financial, Inc., NASDAQ Stock Market Index, Bank Peer Group)

NOTES:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The index level for all series was set to 100.0 as of December 31, 1999.

C.	December 31, 2004 index levels were: AMCORE—154.3, NASDAQ Stock—40.5, and Peer Group—166.9.

TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company’s subsidiaries in the ordinary course of business during 2004. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships with the Company’s directors and principal officers were made in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2004, various directors and officers of the Company were indebted to the Company’s subsidiaries in the amount of approximately $12.3 million. This amount represents 0.37 percent of the Company’s subsidiaries’ outstanding loans and 3.17 percent of the Company’s stockholders’ equity as of that date. The maximum aggregate amount of their indebtedness to the Company’s subsidiaries during 2004 was $29.3 million. As of December 31, 2004, associates of directors and officers of the Company were indebted in the amount of $278,117 to the Company’s subsidiaries. Further, the Company’s subsidiaries have additional committed, but unfunded, lines of credit of $6.7 million to associates of directors and officers of the Company. The maximum aggregate amount of such associates’ indebtedness to the Company’s subsidiaries during 2004 was $5.9 million.

The Board, on February 22, 1984, authorized the Executive Committee to negotiate such agreements as may be necessary to accomplish stock redemptions pursuant to Section 303 of the Internal Revenue Code to pay death taxes of certain stockholders. Such redemptions will be conditioned upon any requisite bank regulatory agency or debt covenant approvals. Bank holding companies, such as the Company, are required to notify the Federal Reserve Board prior to paying 10% or more of consolidated net worth to redeem shares over a twelve-month period.

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP, an independent registered public accounting firm has been appointed to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2005. This appointment is being submitted to the stockholders for ratification. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate. In the event the stockholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be determined by the Audit Committee and the Board after careful consideration.

Services rendered by KPMG LLP during 2004 included the audit of the annual consolidated financial statements, audit of internal control over financial reporting, review of unaudited quarterly consolidated financial statements, assistance with SEC filings, employee benefit plan audits and audits in connection with internal control reviews, review of corporate tax returns and consultations in connection with various tax and accounting-related matters.

During 2004, the Board reviewed and approved in advance or ratified the scope of all of KPMG LLP’s professional services rendered to the Company and related entities.

The Board of Directors unanimously recommends a vote FOR ratification of KPMG LLP as independent auditors for the year 2005.

ITEM 3—APPROVAL OF THE AMCORE FINANCIAL, INC. 2005 STOCK AWARD

AND INCENTIVE PLAN

On February 9, 2005, the Board of Directors adopted the AMCORE Financial, Inc. 2005 Stock Award and Incentive Plan (the “Plan”), subject to stockholder approval. The Plan will replace the AMCORE Financial, Inc.

2000 Stock Incentive Plan adopted by the Company in February 2000. The Board has determined that a new incentive plan is needed in order to continue to attract, retain, motivate and reward individuals of the Company or its subsidiaries, to provide equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan will become effective (the “Effective Date”) immediately upon approval by the stockholders and, if approved, will continue in effect until all awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no award may be granted more than ten years after the Effective Date.

There shall be reserved and available for issuance under the Plan (i) 2.5% of the total number of shares of the Company’s common stock outstanding at the Effective Date and (ii) additional 1.5% of the total number of shares of the Company’s common stock outstanding as of each January 1 following the Effective Date, not to exceed 425,000 additional shares. In no event will the number of shares of stock available for issuance under the Plan as of the beginning of any calendar year plus the number of shares of Stock reserved for outstanding awards under the AMCORE Financial, Inc. 2000 Stock Incentive Plan and other similar plans previously adopted exceed twelve percent (12%) of the total number of shares of the Company’s common stock outstanding at such time. Reserved shares may consist of authorized and unissued shares, treasury shares or a combination thereof. The number of shares of stock available for issuance as awards other than stock options or stock appreciation rights (“SARs”) settled in stock shall not exceed 25% of the total number of shares available for issuance under the Plan.

The common stock of the company is traded on the NASDAQ National Market, and on March 1, 2005, the per share closing price was $29.76. The Company intends to register the shares issuable under the Plan under the Securities Act of 1933, as amended, after the Plan is approved by the Company’s stockholders.

The summary of the Plan which follows is qualified in its entirety by reference to the complete text of the Plan as set forth in Appendix A attached hereto.

General Description

The Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee has the authority to select eligible persons to become participants; to grant awards; to determine the type and number of awards; to determine the terms and conditions of awards; to prescribe documents evidencing or setting terms of awards; to prescribe rules and regulations for the administration of the Plan; to construe and interpret the Plan and award documents; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan are final, conclusive, and binding upon all persons. Eligible participants in the Plan will consist of such officers and other employees of the Company and its subsidiaries as the Committee may select from time to time. Non-officer directors of the Company are not eligible to participate in the Plan. The Company has approximately 1,547 employees; seven of whom are executive officers. In the discretion of the Committee, participants may receive stock options, stock appreciation rights, restricted stock awards, deferred stock, dividend equivalents, stock bonus awards, or performance awards either singly or in combination. The amount of any grant or award, whether measured by shares of common stock or otherwise, is subject to the discretion of the Committee. In each calendar year participant may be granted awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) relating to up to his or her annual limit, which annual limit is 750,000 shares or $3,000,000. The foregoing share and dollar limits are separate limits (i.e., a participant could receive awards of up to 750,000 shares and $3,000,000 in the same calendar year). Any shares subject to a grant of award which terminates, expires or is forfeited may again be available for future grants under the Plan. Awards under the Plan may be evidenced by an agreement or instrument which may contain such terms, provisions and conditions, not inconsistent with the Plan, as may be determined by the Committee in its discretion.

The Board of Directors may generally amend, suspend or terminate the Plan or the Committee’s authority to grant awards under the Plan without the consent of stockholders or participants. However, amendments to the Plan will require approval by the Company’s stockholders, if such stockholder approval is required by any federal or state law or regulation or the rules of the NASDAQ National Market System, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan. Without the approval of stockholders, the Committee will not amend or replace previously granted options or SARs in a “repricing” that would be considered a “material amendment” as that term is used in the NASD Manual. Additionally, the Committee may amend the terms of outstanding awards. Generally, the plan or outstanding awards may not be amended in a manner adverse to participants holding outstanding awards, unless the affected participants consent.

The maximum number of shares of common stock issuable under the Plan and the number, kind and option price of shares or other consideration subject to any outstanding award granted under the Plan may be adjusted, as deemed appropriate by the Committee, to reflect changes in the capitalization of the Company by reason of stock dividends or distributions, recapitalizations, reorganizations, mergers, consolidations, combinations, spin-offs, exchanges or other relevant changes in capitalization or corporate structure.

Generally, no award granted under the Plan will be assignable or transferable except by will or by the laws of descent and distribution and by such other means as the Committee may approve from time to time for participants.

Stock Options

Options granted under the Plan may be (i) options which are intended to qualify under particular provisions of the Code as incentive stock options (“Incentive Stock Options”) or (ii) options which are not intended to so qualify (“Non-Qualified Stock Options”). The Committee will determine the number of shares subject to each stock options and the manner and time of exercise. No option however will be exercisable more than ten years after the date of grant. The per-share option price will not be less than 100% of the fair market value of a share of common stock as of the date of grant. Upon exercise, the option price may be paid in a manner determined by the Committee, which may include cash, shares of common stock having a fair market value equal to the option price or by a combination thereof or by means of a cashless exercise procedure.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) may be granted either alone or in tandem with a related stock option. The Committee will determine the manner and time of exercise of SARs, but no such right will be exercisable more than ten years after the date of grant.

Upon exercise of a SAR, the grantee will be paid the excess of the then fair market value of the number of shares of common stock to which the right relates over a specified price, which may not be less than the fair market value of such number of shares at the date of grant of the right. Such amount may be paid in cash or in shares of common stock having a fair market value equal to such excess, or in such combination thereof, as the Committee shall determine. The number of shares which may be issued pursuant to all grants under the plan will be reduced upon the exercise of any SAR by the number of shares covered by the SAR.

Performance Awards

Performance awards may be made from time to time and may be contingent on the achievement of performance goals as specified by the Committee. The performance goals shall consist of business or other criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee.

For performance awards intended to qualify as “performance based compensation” under Code Section 162(m), the performance goals shall be objective and substantially uncertain when established. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such performance awards: (1) revenue measures; (2) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, (3) net income per common share (basic or diluted) or earnings per share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) efficiency ratio; (7) economic profit or value created; (8) operating or net interest margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Committee may establish a performance award “pool,” for purposes of measuring performance of the Company in connection with performance awards. The amount of such performance award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria described above during the given performance period, as specified by the Committee. The Committee may specify the amount of the performance award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria (for example, upon achieving a threshold level of performance, the pool is “funded” by a fixed amount).

Settlement of performance awards shall be in cash, Stock, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such performance awards, but may not exercise discretion to increase any such amount payable in respect of a performance award intended to be qualified under Code Section 162(m). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the performance award and other related awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such performance awards shall be paid or forfeited in the event of termination of employment by the participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such performance awards.

Restricted Stock

Restricted stock awards consisting of shares of common stock may be made from time to time, which shall generally be subject to restrictions on transfer and shall be subject to forfeiture until satisfaction of such conditions as determined by the Committee. The Committee may, in its sole discretion, provide for the lapse of any restrictions on the shares of common stock installments and may accelerate or waive restrictions in whole or in part based on such factors and circumstances as the Committee may determine. The holder of a restricted stock award will have the right to vote the restricted shares and to receive dividends thereon, unless and until such shares are forfeited. If all conditions to which such award is subject have been satisfied, the holder will be entitled to such shares free from all restrictions. Restricted stock will generally vest over a minimum period of three years (which may include vesting in increments) except in the event of a participant’s death, disability, or retirement, or in the event of a change in control of the Company or other circumstances specified in the applicable award agreement. However, restricted stock as to which either the grant or vesting is based on the achievement of performance conditions generally will vest over a minimum period of one year. Additionally, up to 5% of the shares of stock authorized under the Plan may be granted as restricted stock without any minimum vesting requirements.

Bonus Stock and Awards

The Committee is authorized to grant common stock as a bonus, or to grant common stock or other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

Deferred Stock

Issuance of common stock will occur upon expiration of the deferral period specified for an award of deferred stock by the Committee. In addition, deferred stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred stock may be satisfied by delivery of common stock, other awards, or a combination thereof, as determined by the Committee.

Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply, all deferred stock that is at that time subject to such forfeiture conditions shall be forfeited.

Dividend Equivalents

The Committee may grant dividend equivalents to a participant, which may be awarded on a free-standing basis or in connection with another award. Dividend equivalents may be paid or distributed when accrued or be deemed to have been reinvested in additional common stock, awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

Other Stock-Based Awards

The Committee may grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common stock or factors that may influence the value of common stock. The Committee shall determine the terms and conditions of such awards.

Subplans

The Committee may implement or authorize implementation of subplans or other programs or arrangements in connection with any awards granted under the Plan, including the implementation of annual or multi-year performance plans pursuant to which performance awards may be paid.

Change in Control of the Company

In the event of a “change in control” of the Company, unless otherwise determined by the Committee of the Board prior to the occurrence of such “change in control”, (i) awards not previously exercisable and vested will become fully exercisable and vested; and (ii) forfeiture and other restrictions will lapse, and such shares and awards will be deemed fully vested. With respect to performance-based awards, upon a change in control, the applicable performance goals and conditions shall be deemed to have been met, to the extent provided in the applicable award agreement.

Generally, a “Change in Control” is defined under the Plan as: (i) the acquisition by any person or group of 30% or more of the combined voting power of the Company’s then outstanding securities; (ii) the removal, by election or any other means, of a majority of the members of the Board of Directors in any period of two consecutive years; or (iii) consummation of a merger of the Company with any other corporation, other than a merger whereby the voting securities of the Company outstanding immediately prior to the merger would represent at least 66 2/3% of the combined voting power of the voting securities of the surviving entity immediately after such merger; (iv) consummation of a sale or disposition of all or substantially all of the Company’s assets; (v) stockholder approval of a plan of complete liquidation of the Company; or (vi) any other event as determined by the Board of Directors.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of common transactions under the Plan based on federal income tax laws in effect on January 1, 2005. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences. In addition, the following does not address the recently enacted American Jobs Creation Act of 2004, which added legislation concerning deferred compensation and may require amendments to the Plan to comply with this legislation. Further, it is unclear how this legislation and future guidance will change the tax consequences described below.

With respect to nonqualified stock options, the Company is generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to Incentive Stock Options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, however, the difference between the option exercise price and the fair market value of the shares at the time of exercise will be an item of tax preference for determination of the alternative minimum tax. The current federal income tax consequences of other awards authorized under the 2005 Plan generally follow basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, performance awards and dividend or equivalents are generally subject to tax at the time of payment; and cash-based awards are generally subject to tax at the time of payment. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If vesting or exercisability of an award is accelerated under the Plan in connection with a change in control (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, if the compensation attributable to awards is not “performance-based” within the meaning of Code Section 162(m), the Company may not be permitted to deduct the aggregate non performance-based compensation in excess of $1,000,000 in some circumstances.

Other Information

No grants or awards have been made under the Plan, and none will be made unless the Plan is approved by the stockholders. In view of the discretionary authority vested in the Committee, it is not possible to estimate the number of shares in respect of which grants and awards will be made.

Approval of the Plan will require the favorable vote by the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting of Shareholders or any adjournment thereof. Shares of AMCORE Financial, Inc. are traded on the NASDAQ Stock Market’s National Market under the symbol AMFI.

The Board of Directors recommends a vote FOR approval of the AMCORE Financial, Inc. 2005 Stock Award and Incentive Plan.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Nominations for the Board of Directors

The Company’s Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

Notice to the Company from a stockholder who proposes to nominate a person at the annual meeting of stockholders for election as a director must contain certain information about that person, as described in the “Director Nomination Process” section earlier in this Proxy Statement. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

Other Proposals

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the Proxy Statement for the 2006 Annual Meeting, the Company must receive them no later than November 10, 2005. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104.

By order of the Board of Directors,

James S. Waddell

Secretary

APPENDIX A

AMCORE FINANCIAL, INC.

2005 STOCK AWARD AND INCENTIVE PLAN

1. Purpose. The purpose of this 2005 Stock Award and Incentive Plan (the “Plan”) is to aid AMCORE Financial, Inc., a Nevada corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees of the Company or its subsidiaries, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Annual Limit” shall have the meaning specified in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall have the meaning defined in any employment agreement or severance agreement between the Participant and the Company or a subsidiary then in effect or, if no such agreement is then in effect, “Cause” shall mean (i) the Participant’s serious, willful failure to perform the duties of his or her employment, which continues after notice of deficiency from the Company; (ii) a felony conviction; (iii) willful failure to comply with applicable laws with respect to the execution of the Company’s business operations; (iv) theft, fraud, embezzlement, dishonesty or other conduct which has resulted or is likely to result in material economic damages to the Company or any of its subsidiaries; or (v) an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness.

(g) “Change in Control” and related terms have the meanings specified in Section 9.

(h) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(i) “Committee” means the Compensation Committee of the Board.

(j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 10(j).

(k) “Deferred Stock” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(l) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(m) “Effective Date” means the effective date specified in Section 10(p).

(n) “Eligible Person” has the meaning specified in Section 5.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(p) “Fair Market Value” means for any day the average of the high and low price or, in the event that no such sale takes place on such day, the average of the reported closing bid and asked prices, in either case as reported on the principal national securities exchange on which the Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market’s National Market (“Nasdaq”), or if the Stock is not quoted on such National Market System, the average of the high and low prices on each such day in the over-the-counter market as reported by Nasdaq or, high and low prices for the Stock on each such day shall not have been reported through Nasdaq, the average of the high and low prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in the Stock selected for such purpose by the Board or a committee thereof, or, if the Stock is not publicly traded, the fair market value of the Stock as determined in good faith by the Committee.

(q) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs exercisable for Stock, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(r) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(s) “Option” means a right, granted under this Plan, to purchase Stock.

(t) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(u) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(v) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(w) “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(x) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y) “Stock” means the Company’s Common Stock, par value $0.22 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 10(c).

(z) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

(aa) “Ten Percent Owner” shall mean an individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and stockholders.

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent (i) that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, and (ii) permitted under Section 78.200 and other applicable provisions of the Nevada General Corporation Law.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary, the Company’s independent auditors, consultants or any other agents with respect to the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

There shall initially be reserved and available for issuance under the Plan that number of shares equal to 2.5% of the total number of shares of Stock outstanding as of the Effective Date and, each January 1 following the Effective Date, an additional number of shares of Stock equal to the lesser of (i) 1.5% of the total number of shares of Stock outstanding as of such date, and (ii) 425,000; provided, however, in no event shall the number of shares of Stock available for issuance under the Plan as of the beginning of any calendar year plus the number of shares of Stock reserved for outstanding awards under the AMCORE Financial, Inc. 2000 Stock Incentive Plan and other similar plans previously adopted exceed twelve percent (12%) of the total number of shares of Stock outstanding at such time. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares or any combination thereof. The number of shares of Stock available for issuance as Awards other than Options or SARs settled in Stock shall not exceed 25% of the total number of shares available for issuance under the Plan. For purposes of determining the number of shares available under the plan, an award of SARs shall be treated as consuming that number of shares of Stock subject to the SAR at the time of grant. All of the shares of Stock reserved under the Plan shall be available for issuance pursuant to ISOs. Except as otherwise provided herein, any shares subject to an Award which for any reason expires, is forfeited or is terminated unexercised as to such shares shall again be available under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an employee of the Company or any subsidiary, including any executive officer of the Company or a subsidiary. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the Plan. Holders of awards granted by a company or business acquired by the Company or a subsidiary, or with which the Company or a subsidiary combines, are eligible for grants of substitute awards granted in assumption of or in substitution for such outstanding awards previously granted under the Plan in connection with such acquisition or combination transaction.

(b) Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h) or 6(i) relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any calendar year during any part of which the Participant is then eligible under the Plan, shall equal 750,000 shares, subject to adjustment as provided in Section 10(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(4)), an Eligible Person may not receive payment in any calendar year pursuant to Awards of an amount that exceeds the Eligible Person’s Annual Limit, which for this purpose shall equal three million dollars ($3,000,000) (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence).

6. Specific Terms Of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 10(e) and 10(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 10(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Nevada General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)	Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a). With respect to an ISO granted to an employee that is a Ten Percent Owner, the exercise price shall not be less than 110% of the Fair Market Value of a share of Stock on the date of grant of such ISO. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary, or with which the Company or a subsidiary combines may be granted with an exercise price per share of Stock other than as required above.

(ii)	Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 10(k)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise, if such withholding or withholding feature will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or any subsidiary, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

(c) Stock Appreciation Rights. The Committee is authorized to grant SAR’s to Participants on the following terms and conditions:

(i)	Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control Price, as defined under Section 9(e) hereof) over (B) the grant price of the SAR as determined by the Committee.

(ii)	Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award (cash SARs will in all cases be 409A Awards). Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)	Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)	Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)	Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(i)	Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes. Deferred Stock subject to a risk of forfeiture may be called “restricted stock units” or otherwise designated by the Committee.

(iii)	Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, Including Annual Incentive Awards.

(a) Performance Awards Generally. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)	Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)	Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) revenue measures; (2) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, (3) net income per common share (basic or diluted) or earnings per share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) efficiency ratio; (7) economic profit or value created; (8) operating or net interest margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)	Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)	Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)	Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i)	Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)	Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event prior to the end of a performance period or settlement of such Annual Incentive Award.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Section 10(k)) and any applicable Award document, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Subject to Section 10(k), installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Participant on terms and conditions established by the Committee in the applicable Award agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award (other than Options) that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

(d)	Limitation on Vesting of Certain Awards. Subject to Section 10, Restricted Stock will vest over a minimum period of three years except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other circumstances specified in the applicable Award agreement. The foregoing notwithstanding, (i) Restricted Stock as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances, and (ii) up to 5% of the shares of Stock authorized under the Plan may be granted as Restricted Stock without any minimum vesting requirements. For purposes of this Section 8(d), (i) a performance period that has commenced prior to the grant of the Restricted Stock will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(e)	Subplans. The Committee may implement or authorize implementation of subplans or other programs or arrangements in connection with any Awards granted hereunder, including, without limitation, the implementation of annual or multi-year performance plans pursuant to which Performance Awards may be paid.

9. Change in Control.

(a) Effect of “Change in Control” on Non-Performance Based Awards. In the event of a “Change in Control,” the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(b), unless otherwise provided by the Committee in the Award document:

(i)	In the case of Non-409A Awards, to the extent permitted without causing the Award to become subject to Code Section 409A:

(A)	All forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a); and

(B)	Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control, subject only to applicable restrictions set forth in Section 10(a).

(ii)	In the case of 409A Awards, if and to the extent permitted under Code Section 409A (for this purpose, if Section 409A would permit any of the following events to occur following 409A Ownership/Control Change but not otherwise, such event shall occur only if a Change in Control also constitutes a 409A Ownership/Control Change):

(A)	All deferral of settlement, forfeiture conditions and other restrictions applicable to an unvested Award granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant (if permitted under Section 409A) and subject to applicable restrictions set forth in Section 10(a); and

(B)	Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control, subject only to applicable restrictions set forth in Section 10(a).

(b) Effect of “Change in Control” on Performance-Based Awards. In the event of a “Change in Control,” with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant, to the maximum extent permitted under Section 409A in the case of 409A Awards.

(c) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i)	Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)	During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii) of this definition) whose election by the Board or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)	The consummation of (x) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a sale or disposition by the Company of all or substantially all of the Company’s assets;

(iv)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; and

(v)	any other event which the Board of Directors of the Company determines shall constitute a Change in Control for purposes of this Plan.

(d) Definition of “409A Ownership/Control Change.” A “409A Ownership/Control Change” shall be deemed to have occurred if a Change in Control occurs which constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v).

(e) Definition of “Change in Control Price.” The “Change in Control Price” means an amount in cash equal to the amount of cash and fair market value of property that is the paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company.

10. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 10(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, that such adjustments shall equitably reflect the circumstances giving rise to such adjustments and; provided further, that no such adjustment shall be authorized or made if and to the extent that the existence of such authority would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i)	Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. No Stock may be issued or amount paid pursuant to an Award under this plan unless the Participant has made arrangements acceptable to the Company to satisfy any required withholding. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.

(ii)	Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the NASDAQ National Market System or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing” that would be considered a “material amendment” as that term is used in Rule 4350(i) of the NASD Manual. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification. Additionally, the Committee may amend the terms of outstanding Awards, provided that no amendment may adversely affect the interests of the affected Participant without such Participant’s consent.

(f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. The provisions of any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) shall be construed to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Company or a Participant) being

“permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. With respect to any Award, the provisions of the Plan and applicable Award documents shall be construed in such a manner to be “permitted” under Section 409A. In addition, with respect to any Award granted under this Plan, the right of any “key employee” as defined under Section 409A(a)(2)(B)(i) to receive a distribution subject to Section 409A(a)(2)(A)(i) (separation from service) shall be delayed until the earliest time permitted under Section 409A(a)(2)(B)(i).

(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary, (ii) interfering in any way with the right of the Company or a subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal). Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

APPENDIX B

AMCORE FINANCIAL, INC.

AUDIT COMMITTEE CHARTER

Revised and Restated: March 2, 2005

I. Purpose of the Committee

The Audit Committee is appointed by the Board of Directors of AMCORE Financial, Inc. (the “Company”) to monitor: 1) the integrity of the financial reporting process and systems of internal control over financial reporting of the Company; 2) the compliance by the Company with legal and regulatory requirements; and 3) the independence and performance of the Company’s internal and external auditors.

The Audit Committee has the responsibilities and powers set forth in this Charter. The Committee’s responsibility is one of oversight. The responsibility for the completeness and accuracy of the financial statements rests with the Company’s management. It is the responsibility of the Company’s auditors to perform an audit of the Company’s financial statements and to express an opinion on such financial statements. In fulfilling their responsibilities hereunder, each member of the Committee may rely on (i) the integrity of those persons and organizations within and outside the Company from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by the Company’s management as to any information technology, internal audit and other non-audit services provided by the Company’s auditors. The Company shall provide appropriate funding, as determined by the Committee, for compensation to the Company’s auditors, to any advisors that the Committee may engage and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

II. Composition of the Committee

The Audit Committee shall be comprised of at least three and not more than six directors, each of whom shall in the judgment of the Board meet the independence, literacy and expertise requirements of the NASD, the Sarbanes-Oxley Act of 2002 (the “Act”), the Securities and Exchange Commission (the “SEC”), and such other regulatory agencies to which the Company may be subject. No member of the Committee shall have participated in the preparation of the financial statements of the Company at any time during the three years prior to the date of such financial statements. One member shall be designated in the judgment of the Committee as the “financial expert” of the Committee as such term is defined by the rules and regulations promulgated by the SEC pursuant to the Act.

It is the preference of the Board that Audit Committee members shall not simultaneously serve on the audit committee of more than two other public companies. Where this exists, the members of the Audit Committee and the full Board will need to determine that such simultaneous service would not impair the ability of the member to serve on the Company’s Audit Committee and disclose this determination in the proxy statement.

The members of the Committee shall be elected annually to one-year terms by majority vote of the full Board at the first meeting of the Board to be held following the annual meeting of stockholders. Vacancies on the Committee, when filled, shall be filled by majority vote of the full Board at the next meeting of the Board following the occurrence of the vacancy. Any member of the Committee may be removed at any time with or without cause by resolution adopted by a majority of the full Board.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the

Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

III. Meetings and Procedures

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet as provided by its rules, which shall be at least three times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairperson and one member to record minutes in executive session of the Committee. Special meetings of the Committee may be called by any member thereof upon not less than two days’ notice stating the place, date and hour of the meeting, which notice may be written or oral. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting and action of the Committee shall be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Board.

IV. Committee Responsibilities

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the Company’s annual audited financial statements prior to filing. Discuss with management and the independent auditors significant issues regarding accounting principles, critical accounting policies, accounting practices, and related judgments.

3.	Be available (or designate the Chairman of the Audit Committee to be available) at the request of either the independent auditors, management, or the Board, to discuss the Company’s quarterly financial results either before earnings release or filing as considered appropriate in the circumstances.

4.	Participate as needed in meetings with management, the internal audit firm and the independent auditors to review the Company’s major financial risk exposures (meaning the financial reporting process and the safeguarding of assets) and the steps management has taken to monitor and control such exposures.

5.	Review significant findings reported by the independent auditors and the internal audit firm together with management’s response.

6.	Appoint the Company’s independent auditor, including approval of its compensation, which firm is ultimately accountable to the Audit Committee.

7.	Receive and review the appropriate annual engagement letter and approve the fees and compensation to be paid to the independent auditor for the annual audit and quarterly reviews.

8.	Review with the independent auditor the audit plan and approve all audit services to be provided by the independent auditor thereunder.

9.	Review, periodically, the Committee’s policy regarding the engagement of the Company’s independent auditor or other accounting firms and review and approve all services to be provided by the independent auditor or such other accounting firms in accordance with such policy.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit. Such review should also include:

(a)	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)	Any management letter provided by the auditor and the Company’s response to that letter.

(c)	Any changes required in the planned scope of the internal audit.

(d)	The internal audit vendor responsibilities.

(e)	Selection of new or changes to accounting policies or a change in the application of existing accounting policies.

(f)	Significant estimates, judgments and uncertainties in management’s preparation of financial statements.

(g)	Unusual transactions.

11.	Attempt to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

12.	On an annual basis (or more often if considered necessary), receive from the independent auditor the letter required by Independence Standards Board Statement No. 1 (and any related amendments), and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

13.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor.

14.	Review the Annual Audit Plan for the internal audit firm and its performance under said plan, pursuant to its engagement. Discuss with the internal audit firm all significant relationships they have with the Company that could impair their independence in accordance with Statement on Auditing Standard No. 60. Retain or replace the internal audit firm.

15.	Assure preparation of the report required by the rules of the SEC to be included in the Company’s annual proxy statement and such other reports as required.

16.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct as reported to the Committee by regulatory agencies, external and internal auditors and legal counsel.

17.	Review and approve all related party transactions disclosable pursuant to Item 404(a) of Regulation S-K.

18.	Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

19.	Meet as needed with the Chief Executive Officer, Chief Financial Officer, the outsourced internal auditing firm and/or the independent auditor in executive sessions.

20.	Annually designate and disclose a member of the Committee as the “financial expert” for the Committee.

21.	Assure procedures are developed and in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, conduct investigations, to address disagreements, if any, between management and the independent auditor or to address compliance with laws and regulations and the Company’s Code of Conduct.

22.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V. Evaluation of the Committee

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance.

The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. Investigations and Studies: Outside Advisers

The Audit Committee shall have the authority, to conduct any investigation appropriate to fulfilling its responsibilities and to retain, without need of approval of the engagement by the Board or management and at Company expense, special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel, the internal audit firm, or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Chief Administrative Officer is designated the bank auditor and acts as the liaison between the Audit Committee and the outsourced internal audit function.

Adopted by the Audit Committee on March 2, 2005

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 3, 2005

1:00 P.M.

Northern Illinois University

NIU – Rockford

8500 East State Street

Rockford, IL 61108

proxy

Proxy Solicited on Behalf of the Board of Directors of AMCORE Financial, Inc. for the Annual Meeting on May 3, 2005.

The undersigned holder of Common Stock of AMCORE Financial, Inc. hereby appoints Kenneth E. Edge and James S. Waddell or each of them, acting in the absence of the others, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Northern Illinois University, NIU - Rockford, 8500 East State Street, Rockford, Illinois at 1:00 p.m., Rockford time, on May 3, 2005 or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

See reverse to vote.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 2, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/amfi/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 2, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AMCORE Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

AMCORE Financial, Inc. 2005 Annual Meeting.

1. Election of directors:	01 John A. Halbrook	☐	Vote FOR	☐	Vote WITHHELD
	02 Frederick D. Hay		all nominees		from all nominees
	03 Steven S. Rogers		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as independent auditors.	☐	For	☐	Against	☐	Abstain

3. Approve the AMCORE Financial, Inc. 2005 Stock Award and Incentive Plan.	☐	For	☐	Against	☐	Abstain

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.